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Exhibit 5.1

[LETTERHEAD OF AKIN GUMP STRAUSS HAUER & FELD LLP]

January 21, 2004

3D Systems Corporation
26081 Avenue Hall
Valencia, California 91355

Re:
3D Systems Corporation, Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-108418)

Ladies and Gentlemen:

We have acted as counsel to 3D Systems Corporation, a Delaware corporation (the "Company"), in connection with the registration, pursuant to Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-108418) (the "Registration Statement"), filed with the Securities and Exchange Commission on January 21, 2004 under the Securities Act of 1933, as amended (the "Act"), of the offer and sale by the selling stockholders listed in the Registration Statement of 9,867,325 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"). The shares being registered for resale include: (a) 2,230,255 shares of Common Stock underlying the Company's 6% Convertible Subordinated Debentures (the "Debentures"); and (b) 344,599 shares of Common Stock reserved for issuance upon exercise of stock options (the "Stock Options," and together with the Debentures, the "Shares").

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Registration Statement has become effective under the Act, upon (a) conversion of the Debentures pursuant to their terms, and (b) exercise of the Stock Options pursuant to their terms, the Shares will be duly authorized and validly issued and will be fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

  A.
  We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions of the State of California and the General Corporation Law of the State of Delaware.

  B.
  This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld LLP

AKIN GUMP STRAUSS HAUER & FELD LLP

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  Exhibit 5.1